Table of Contents

Filed pursuant to Rule 424(b)(3)

Registration No. 333-250896

PROSPECTUS

20,065,166 Shares

Common Stock

This prospectus relates to the sale of up to 20,065,166 shares of our common stock by Lincoln Park Capital Fund, LLC, or Lincoln Park.

The shares of our common stock to which this prospectus relates have been or may be issued by us to Lincoln Park pursuant to a purchase agreement, dated as of August 14, 2020, we entered into with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement.  On August 14, 2020, we sold 602,422 shares of our common stock to Lincoln Park in an initial purchase under the Purchase Agreement for a total purchase price of $250,000. We also issued 793,802 shares of our common stock to Lincoln Park as consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement.

We will not receive proceeds from the sale of the shares by Lincoln Park. However, we may receive proceeds of up to an additional $10 million from the sale of our common stock to Lincoln Park pursuant to the purchase agreement from time to time after the registration statement of which this prospectus is a part is declared effective.

Lincoln Park is referred to herein as the selling stockholder.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. Lincoln Park may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus.

We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder. See “Plan of Distribution.”

Our common stock is quoted on the Over the Counter Venture (OTCQB) exchange under the trading symbol “ODYY” On November 20, 2020, the last reported sale price per share of our common stock was $0.171 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”, carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2020.

TABLE OF CONTENTS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under the section of this prospectus entitled “Incorporation of Certain Information by Reference,” before deciding to invest in our common shares.

Unless the context otherwise requires, the terms “Odyssey,” “we,” “us” and “our” in this prospectus refer to Odyssey Group International, Inc., and “this offering” refers to the offering contemplated in this prospectus.

Neither we nor the selling stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve a number of risks and uncertainties and that are intended to be covered by the “safe harbor” created by those sections. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results and outcomes to differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can generally be identified by the use of forward-looking terms such as “believe,” “hope,” “expect,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “estimate,” “anticipate” and “continue,” or other comparable terms (including their use in the negative), or by discussions of future matters. All statements other than statements of historical facts included in this prospectus and the documents incorporated by reference herein are forward-looking statements. These statements include but are not limited to statements under the captions “Prospectus Summary—The Company,” “Risk Factors,” “Use of Proceeds” and “The Lincoln Park Transaction” and in other sections included in this prospectus or incorporated by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Form 10-Q/A (as amended November 13, 2020), as applicable, as well as our other filings with the SEC. You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” in this prospectus and any documents incorporated by reference herein could substantially harm our business, operating results and financial condition and that if any of these events occurs, it could adversely affect the value of an investment in our securities.

The cautionary statements made in this prospectus supplement are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus or any documents incorporated by reference herein. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by law, we assume no obligation to update our forward-looking statements, even if new information becomes available in the future.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before investing in our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you decide whether to purchase shares of our common stock, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

The Company

Odyssey was formed as a publicly held holding company with an emphasis on the development and acquisition of medical products and health related technologies. We are focused on building and acquiring assets in areas that have an identified technological advantage and a substantial market opportunity within significant target markets across the globe.

The corporate mission is to create or acquire distinct products, intellectual property, and technologies with an emphasis on acquisition targets that will generate positive cash flow. Our strategic mission is to deliver financial results, which yield high rates of returns for our shareholders and partners. The Company’s leadership team has significant experience and capabilities to further refine the technologies and submit to the appropriate regulatory agencies for marketing approval.

Our business model is to develop or acquire unique medical related products, engage third parties to manufacture such products and then distribute the products through various distribution channels, including third parties. The Company has development projects in three different life saving technologies; the CardioMap® heart monitoring and screening device, the Save A Life choking rescue device and a unique neurosteroid drug compound intended to treat rare brain disorders.

We intend to acquire other technologies and assets and plan to be a trans-disciplinary product development company involved in the discovery, development and commercialization of products and technologies that may be applied over various medical markets.

We intend to license, improve and/or develop our products and identify and select distribution channels. We intend to establish agreements with distributors to get products to market quickly as well as to undertake and engage in our own direct marketing efforts. We will determine the most effective method of distribution for each unique product that we include in our portfolio.

We intend to engage third party research and development firms who specialize in the creation of medical products to assist us in the development. We intend to apply for trademarks and patents as we develop proprietary products.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this Annual Report, including our Annual Report on Form 10-K for the year ended July 31, 2020 filed on November 16, 2020 and our Quarterly Reports on Form 10-Q for the periods ended October 31, 2019, January 31, 2020 and April 30, 2020, as amended by the filings of Quarterly Reports on Form 10-Q/A for the periods ended October 31, 2019, January 31, 2020 and April 30, 2020 filed and with the Securities and Exchange Commission on November 13, 2020. For instructions on how to find copies of these documents, see the section entitled “Where You Can Find More Information.”

Corporate Information

Odyssey was formed as a Nevada corporation on March 19, 2014. Our principal executive offices are located at 2372 Morse Ave., Irvine, CA 92614. The registration statement effectuating our initial public offering became effective in July 2015.

Currently our shares of common stock are quoted on the Over the Counter Venture (OTCQB) exchange and there is currently very little public market for our common stock.

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THE OFFERING

Common Stock Being Offered by the Selling Stockholder	20,065,166 shares of common stock, consisting of:

•	793,802 shares of common stock issued to Lincoln Park upon the execution of the Purchase Agreement (the “Commitment Shares”).

•	602,422 shares of common stock issued to Lincoln Park upon the execution of the Purchase Agreement for a total purchase price of $250,000 (the “Initial Purchase Shares”); and

•	18,668,942 additional shares of common stock that we may sell to Lincoln Park pursuant to the Purchase Agreement from time to time after the registration statement of which this prospectus is a part is declared effective.

Common Stock Outstanding Before the Offering	90,570,202 shares (as of November 23, 2020) (including the 793,802 Commitment Shares and 602,422 Initial Purchase Shares already issued to Lincoln Park pursuant to the Purchase Agreement).

Common Stock Outstanding After the Offering	109,239,144 shares (assuming the issuance after the date of this prospectus by us to the selling stockholder pursuant to the Purchase Agreement of all of the shares that are being offered by this).

Use of proceeds

We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We have received $250,000 gross proceeds from Lincoln Park in the initial purchase under the Purchase Agreement, which we completed at the time we executed the Purchase Agreement, and we may receive up to an additional $10 million in gross proceeds that we may sell to Lincoln Park pursuant to the Purchase Agreement from time to time after the registration statement of which this prospectus is a part is declared effective. Any proceeds from the Lincoln Park that we receive under the Purchase Agreement are expected to be used for general corporate purposes, capital expenditures, working capital and general and administrative expenses. As the remainder of the proceeds are intended to be used for working capital, research and development and operational expenses, some of such proceeds may be used from time to time to pay officer and director compensation.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

OTCQB Trading Symbol	“ODYY”

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The number of shares of common stock to be outstanding after this offering is based on 90,570,202 shares of common stock outstanding at November 23, 2020, (including 793,802 Commitment Shares issued to Lincoln Park and 602,422 Initial Purchase Shares purchased by Lincoln Park upon execution of the Purchase Agreement that are being registered herein) plus an additional 18,668,942 shares being registered herein and excludes the following as of November 23, 2020:

•	650,000 shares of common stock issuable upon exercise of outstanding stock options;

•	450,283 shares issuable upon conversion of convertible notes plus accrued interest to date of $360,226 convertible at $0.80 per share;

•	34,500 shares of common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $1.50 per share;

•	1,750,000 shares of common stock underlying restricted stock units granted to our directors, officers and consultants, for which shares of our common stock are issuable upon the passage of time or the occurrence of certain events as set forth in the respective award agreements;

•	550,000 shares of common stock issuable upon exercise of warrants to purchase common stock issued to Alliance Global Partners (“A.G.P”).; and

•	Up to 1,140,000 shares of common stock which may become issuable upon conversion of certain amounts due to Labrys Fund, LP pursuant to a 12% self-amortization promissory note issued on August 14, 2020.

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RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus and the information incorporated by reference herein, including those risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2020, as filed with the SEC on November 13, 2020, and our Quarterly Reports on Form 10-Q for the periods ended October 31, 2019, January 31, 2020 and April 30, 2020, as filed with the SEC on December 6, 2019, March 12, 2020 and June 4, 2020, respectively, and as amended by the filings of Quarterly Reports on Form 10-Q/A for the periods ended October 31, 2019, January 31, 2020 and April 30, 2020 filed and with the Securities and Exchange Commission on November 13, 2020, which are incorporated by reference in this prospectus and which may be amended, supplemented or superseded by other reports that we subsequently file with the SEC. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment. Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On August 14, 2020, we entered into the Purchase Agreement with Lincoln Park and on that date we sold 602,422 shares of our common stock to Lincoln Park in an initial purchase under the Purchase Agreement for a total purchase price of $250,000. We also issued 793,802 shares of our common stock to Lincoln Park as consideration for its irrevocable commitment to purchase our common stock under the Purchase Agreement. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement of which this prospectus is a part and that such registration statement remains effective. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

Subject to the terms of the Purchase Agreement, we generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some, or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all or some of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Lincoln Park to purchase up to $10,000,000 worth of shares of our common stock under our agreement over a 36-month period generally in amounts up to 200,000 shares of our common stock (such purchases, “Regular Purchases”), which may be increased to up to 100,000 shares of our common stock depending on the market price of our common stock at the time of sale, and, Lincoln Park’s committed obligation under any Regular Purchase shall not exceed $50,000 unless the median aggregate dollar value of the volume of shares of common stock during the 20 consecutive trading day period ending on the date of the applicable Regular Purchase equals or exceeds $100,000, in which case Lincoln Park’s committed obligation under such single Regular Purchase shall not exceed $500,000.

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The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $10,250,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to finance our future production plans and working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our common stock. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

An active trading market for our common stock may not be sustained.

Although our common stock is listed on the OTCQB Market, the market for our shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our common stock may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

We do not anticipate paying dividends on our common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and limitations under applicable law, and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

We face risks related to health epidemics and other outbreaks, which could significantly disrupt our operations.

Our business has been and could continue to be adversely impacted by the effects of Novel Coronavirus (“COVID-19”) or other epidemics. A public health epidemic, including COVID-19 poses the risk that we or our employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. The extent to which COVID-19 impacts our results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We received $250,000 from Lincoln Park as its initial purchase pursuant to the Purchase Agreement, and we may receive up to an additional $10.0 million in gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement would be up to $10.25 million over an approximately 36-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

Any proceeds from the Lincoln Park that we receive under the Purchase Agreement are expected to be used for general corporate purposes, capital expenditures, working capital and general and administrative expenses. As the remainder of the proceeds are intended to be used for working capital, research and development and operational expenses, some of such proceeds may be used from time to time to pay officer and director compensation. As we are unable to predict the timing or amount of potential issuances of all of the additional shares issuable to the Purchase Agreement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such additional shares. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering. It is possible that no additional shares will be issued under the Purchase Agreement.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the OTCQB Market under the symbol “ODYY.” The last reported sale price of our common stock on November 20, 2020 on the OTCQB Market was $$0.171 per share. As of November 20, 2020, there were 124 holders of record of our common stock.

We cannot provide any assurance that we will declare or pay cash dividends on our common stock. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of the date of this filing:

Name	Age	Position	Current Term Expires
Executive Officers:
Joseph Michael Redmond	60	CEO, President, CFO and Director	2020 (4)

Directors:
Joseph Michael Redmond	60	CEO, President, CFO and Director	2021 (4)
Jerry Casey	61	Director (2)(3)	2021 (4)
Jeff Conroy	54	Director (1)(2)(3)	2021 (4)
John Gandolfo	60	Director (1)(3)	2021 (4)
Jacob Vanlandingham	46	Director (1)(2)	2021 (4)

(1) Member of the Compensation Committee

(2) Member of the Corporate Governance and Nominating Committee

(3) Member of the Audit Committee

(4) Members serve for 2 years

Executive Officer and Director

Joseph Michael Redmond joined Odyssey in December 2017, as our CEO, President and CFO and has served as a Director since that time. Mr. Redmond has over 30 years commercial experience in medical device companies. Prior to joining Odyssey, Mr. Redmond served as CEO of Parallax Health Sciences, Inc., a healthcare related company, from 2010 to 2017 where he acquired two businesses and three different patented technologies. Prior to this, Mr. Redmond was V.P. of Business Development for DxTech, Inc., a start-up company developing a unique point of care diagnostic testing platform, from 2007 to 2009 when the company was sold. Prior to this, Mr. Redmond served as the V.P. of Sales and Marketing for Bioject Medical Technologies, Inc. (“Bioject”), a medical device company specializing in unique drug delivery technologies, from 1996 to 2007. While at Bioject, Mr. Redmond helped raise over $15 million in capital, entered into several licensing and distribution deals with major biotech and pharmaceutical companies and grew the market cap of the company from under $10 million to over $400 million. Prior to this, Mr. Redmond held various sales and marketing positions at Abbott Laboratories a multi-billion dollar healthcare company and helped start KMC Systems Inc., now a leading private label developer and manufacturer of medical devices and instrumentation. Mr. Redmond was in charge of Sales and Marketing and grew the company from start-up to over $50 million in revenue. Mr. Redmond has a B.A. degree from Denison University.

We believe that Mr. Redmond possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in the life science, therapeutics and medical device industries, while working with and managing companies within the industries. As a board member his knowledge about product strategies and marketing will assist the Company in developing businesses. Mr. Redmond has management experience in multiple publicly traded companies.

Directors

Jerry Casey has been a Director since September 2019. Mr. Casey has been a leader in the life science industry for over 30 years. Mr. Casey served as a senior executive at Genzyme Corporation, a biotechnology company, from 1989 to 2011. Mr. Casey was the driver behind Genzyme’s commercial success in the diagnostics arena, building a $175 million business which Genzyme sold to Japan-based Sekisui Chemical in 2011. Mr. Casey then became the President and COO of the new entity, Sekisui Diagnostics, LLC, until the end of 2014. While President and COO, Mr. Casey established the strategic direction for the company; led the global organization, including the commercial, operations, research and development, finance, human resources, and legal functions; and achieved the annual and long-term financial objectives of the business. Since 2015, Mr. Casey has been actively involved in several life sciences ventures, both as an advisor and an investor, while serving on multiple Boards. Mr. Casey holds an M.B.A. degree in Finance and a B.A. degree in Political Science from the University of Connecticut.

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We believe that Mr. Casey possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in the diagnostics and pharmaceutical industries, as well as his management experience. Mr. Casey has management experience in a publicly traded company.

Jeff Conroy has been a Director since August 2019. Mr. Conroy is an operating and business development executive with over 30 years in the life science industry across therapeutics and medical devices. Mr. Conroy has served as the Chairman and CEO of Embody, a DARPA-funded medical device company developing regenerative implants for tendon and ligament repair, from July 2015 to present. From 2012 to 2019, he served as the Head of Corporate Development for Especificos Stendhal S.A. de C.V., a Latin American specialty pharmaceutical company. Mr. Conroy is also currently the Managing Director of Windward Investments, where he structures licensing partnerships for life science companies. Mr. Conroy is an independent director of Cingulate Therapeutics, a CNS company developing ADHD therapeutics. Mr. Conroy holds a B.S. degree in Business Administration from Providence College.

We believe that Mr. Conroy possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in the specialty pharmaceutical, therapeutic and medical device industries, as well as his global business development experience.  Mr. Conroy has management experience in a publicly traded company.

John Gandolfo has been a Director since October 2019. Mr. Gandolfo has approximately 33 years of experience as a Chief Financial Officer (“CFO”) of multiple rapidly growing private and publicly held companies with a primary focus in the life sciences, healthcare and medical device areas. Mr. Gandolfo has had direct responsibility over capital raising, including five public offerings, financial management, mergers and acquisition transactions and SEC reporting throughout his professional career. Mr. Gandolfo served as CFO of Eyenovia, Inc., a late-stage ophthalmic biopharmaceutical company, from January 2018 to present. Prior to this, Mr. Gandolfo was CFO of Xtant Medical Holdings, Inc., a biologics company, from July 2010 through September 2017. Prior to this, he served as the CFO for Progenitor Cell Therapy LLC from January 2009 to June 2010 and, before that, as CFO of Power Medical Interventions, Inc. from January 2007 to January 2009. Mr. Gandolfo was the CFO of Bioject Medical Technologies, Inc. prior to this. He was also the CFO of Capital Access Network, Inc., from 2000 through September 2001, and Xceed, Inc. from 1999 to 2000. From 1994 to 1999, Mr. Gandolfo was CFO and COO of Impath, Inc. From 1987 through 1994, he was CFO of Medical Resources, Inc. Mr. Gandolfo received his B.A. degree in Business Administration from Rutgers University. Mr. Gandolfo is currently a member of the Board of Directors of Electrocore, Inc. and sits on their audit committee.

We believe that Mr. Gandolfo possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in the life sciences, healthcare and medical device industries. As a board member, his knowledge as a CFO brings financial expertise to the Company. Mr. Gandolfo has management experience in a publicly traded company.

Dr. Jacob ‘Jake’ W. Vanlandingham has been a Director since June 2019. Dr. Vanlandingham founded Prevacus, Inc., a development stage company focusing on new treatments for concussions, in 2013. He has served as its President since that time. Dr. Vanlandingham spent three years working with neurologically impaired children with brain injuries in and around the time of birth. His Ph.D. is in Neuroscience with a molecular biology focus on disease. His Post-doctoral work was in translational research and neurobehavioral aspects of diseases at Emory University. At Emory, he also oversaw the clinical biomarker study for the ProTECT clinical trial using progesterone for acute treatment of severe to moderate traumatic brain injury, as the Assistant Director of the Brain Research Laboratory, the largest laboratory in the Emergency Medicine Department. Dr. Vanlandingham has an excellent teaching record and has won multiple awards with both graduate and undergraduate students. He was a Year One Director of the Florida State University Medical School for eight years before devoting all of his time to Prevacus, Inc. starting in 2015. Dr. Vanlandingham holds a Ph.D. in Neuroscience from Florida State University, and a B.S. in Physical Therapy from Florida A & M University. He is a member of the Society for Neuroscience, American Society for Nutritional Sciences, National Neurotrauma Society, Faculty for Undergraduate Research in Neuroscience, and the International Association of Medical Science Educators.

We believe that Mr. Vanlandingham possesses specific attributes that qualify him to serve on the board of directors, including his extensive experience in clinical research and studies.  As a board member, his scientific knowledge will assist the Company in clinical research projects.

Code of Ethics

We have adopted a Code of Ethics that applies to our directors, officers and all employees. It may be obtained free of charge by writing to Odyssey Group International, Inc., Attn: Chief Executive Officer, 2372 Morse Ave, Irvine, CA 92614.

Board of Directors

Our board of directors currently consists of five members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and five directors are currently authorized. In fiscal 2020, the board held 4 board meetings and 4 audit committee meeting. All directors attended at least 75% of the board meeting and committee meetings.

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Director Independence

Under the rules of the national securities exchanges, a majority of a listed company’s board of directors must be comprised of independent directors, and each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent as well. Under the same rules, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such director has no material relationship with that company, either directly or as a partner, shareholder or officer of an organization that has a relationship with that company. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that other company’s consolidated gross revenues.  Based on these standards, we have determined that our director is not an independent director.

Our board of directors has determined Messrs. Casey, Conroy and Gandolfo are “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules.

In addition, following the effectiveness of the registration statement of which this report is a part, the members of our audit committee must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Rule 10A-3. In order to be considered to be independent for purposes of Rule 10A-3, no member of the audit committee may, other than in his capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the company or any of its subsidiaries or (2) be an affiliated person of the company or any of its subsidiaries.

Committees of our Board of Directors

In October 2019, the Board of Directors of the Company established audit, compensation and nominating and corporate governance, committees. Our Board of Directors currently consists of five members, three of whom are considered independent.

Audit Committee. We established an audit committee, which consists of three independent directors. The audit committee's duties are to recommend to the Company's board of directors, the engagement of independent auditors to audit our financial statements and to review its accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee is composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles. Mr. Gandolfo is the Audit Chair and qualifies as a financial expert as defined by SEC rules and Messrs. Casey and Conroy serve as members. There were three audit committee meetings and all members were in attendance.

Compensation Committee. We established a compensation committee, which consists of three independent directors. The compensation committee responsible for determining executive and director compensation. In considering and determining executive and director compensation, our compensation committee will be responsible for reviewing compensation that is paid by other similar public companies to its officers and will take that into consideration in determining the compensation to be paid to the Company’s officers. The compensation committee determines and approves any non-cash compensation to any employee. We have not and do not intend to engage consultants in determining or recommending the compensation to our officers or employees. Mr. Conroy is the Compensation Committee Chair and Messrs. Casey and Gandolfo serve as members. The Committee did not meet in 2020.

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Corporate Governance and Nominating Committee. We established a corporate governance and nominating committee, which consists of three independent directors. The nominating committee is a committee of the Company established to support the board of directors in fulfilling its fiduciary duties to appoint the best-qualified candidates for the board of directors, board president-elect and CEO positions. Mr. Casey is the Corporate Governance and Nominating Committee Chair and Messrs. Conroy and Gandolfo serve as members. The Committee did not meet in 2020.

Summary Compensation Table

The following Summary Compensation Table provides certain summary information concerning the compensation of our Chief Executive Officer and Controller.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)		Total Compensation ($)

Joseph Michael Redmond,	2020	161,538	(1)	-0-		161,538
President, CEO and CFO	2019	18,461		47,000	(2)	65,461

Christine Farrell,	2020	15,000		448,000	(3)	463,000
Controller and Secretary	2019	15,000		6,000	(4)	21,000

(1)	Mr. Redmond agreed to accrue salary payments until we have raised additional capital. All accrued salary will be paid either in cash or stock, at the employee’s election. If an employee elects to receive shares of our stock in lieu of cash, the number of shares will be determined based upon the fair market value on the date the employee notifies us of such election. At July 31, 2020 Mr. Redmond had $183,846 in accrued salary. Excludes other compensation in the form of perquisites and other personal benefits that constitute less than $10,000.
(2)	4.7 million shares of common stock issued at $0.01 per share related to Mr. Redmond’s employment agreement.
(3)	200,000 restricted stock units were granted March 9, 2020. 100,000 shares vested immediately and 100,000 shares vest on the first anniversary.
(4)	100,000 shares of common stock issued at a fair value of $6,000.

Outstanding Equity Awards at Year-End

		Options Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Unites of stock That Have Not Vested ($)
Joseph Michael Redmond, President, CEO and CFO	15,000,000	$0.25	9/16/2020
Christine Farrell, Controller and Secretary				100,000	$47,680

Pension Benefits

We currently do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We currently do not maintain any nonqualified deferred compensation plan or arrangement under which our named executive officers are entitled to participate.

Employee Benefit Plans

We currently do not maintain any employee benefit plan of any kind for our employees.

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Summary Director Compensation Table

The following table shows information regarding the compensation earned or paid during 2020 to non-employee directors who served on the board of directors during the year.

Name and Principal Position	Year	Restricted Stock Unit Awards ($)		Total ($)
Jerry Casey Director	2020	875,000	(1)	875,000

Jeff Conroy Director	2020	875,000	(2)	875,000

John P. Gandolfo Director	2020	675,000	(3)	675,000

Jacob Vanlandingham Director	2020	–		–

(1)	500,000 restricted stock units were granted upon becoming a Director on September 20, 2019. 200,000 shares vested upon becoming a board member, 200,000 shares vested on the first anniversary and 100,000 will vest on the second anniversary.
(2)	500,000 restricted stock units were granted upon becoming a Director on August 28, 2019. 200,000 shares vested upon becoming a board member, 200,000 shares vested on the first anniversary and 100,000 will vest on the second anniversary.
(3)	500,000 restricted stock units were granted upon becoming a Director on October 23, 2019. 200,000 shares vested upon becoming a board member, 200,000 shares vested on the first anniversary and 100,000 will vest on the second anniversary.

Narrative Disclosure to Summary Director Compensation Table

At this time, members of our board of directors are not entitled to compensation for service on our board of directors, nor on any other committee thereof. They receive restricted stock units upon becoming a director that vest over a two-year period. In addition, they may be reimbursed for certain expenses in connection with attendance at meetings of our board of directors and committees thereof.

Limitation of Liability and Indemnification Matters

Our articles of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law.

Our articles of incorporation and bylaws authorize our company to provide indemnification to our directors and officers and persons who are or were serving at our request as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise to the fullest extent permitted by Nevada law. Our articles of incorporation and bylaws also authorize our company, by action of our board of directors, to provide indemnification to employees and agents of our company and persons who are serving or did serve at our request as an employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise with the same scope and effect as provided to our directors and officers as described above.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

We anticipate obtaining director and officer liability insurance with respect to possible director and officer liabilities arising out of certain matters, including matters arising under the Securities Act. See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

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THE LINCOLN PARK TRANSACTION

General

On August 14, 2020, we entered into the Purchase Agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $10,250,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on August 14, 2020, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we have filed with the Securities and Exchange Commission (the “SEC”) the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

This prospectus covers the resale by the Lincoln Park of 20,065,166 shares of our common stock, comprised of: (i) 793,802 shares that we already issued to Lincoln Park as Commitment Shares for making the commitment under the Purchase Agreement, (ii) 602,422 shares that we sold to Lincoln Park for $250,000 on August 14, 2020 as Initial Purchase Shares under the Purchase Agreement, and (iii) an additional 18,668,942 shares we may issue to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement.

Other than 793,802 Commitment Shares that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, and 602,422 Initial Purchase Shares issued to Lincoln Park for its initial $250,000 purchase of common stock on August 14, 2020, we do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus registering the shares that will be issued and sold to Lincoln Park, which we refer to in this prospectus as the Commencement. Thereafter, we may, from time to time and at our sole discretion for a period of 36-months, on any business day that we select on which the closing price of our common stock equals or exceeds $0.10 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), direct Lincoln Park to purchase up to 100,000 shares of common stock, which amounts may be increased depending on the market price of our common stock at the time of sale, which we refer to in this prospectus as “regular purchases.” In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in regular purchases under the Purchase Agreement will be based on an agreed upon fixed discount to the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of November 23, 2020, there were 90,570,202 shares of our common stock outstanding, of which 67,770,202 shares were held by non-affiliates, including the 1,396,224 shares that we have already issued to Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $10,250,000 of our common stock to Lincoln Park, only 20,065,166 shares of our common stock are being offered under this prospectus to Lincoln Park, which represents the 1,396,224 shares that we have already issued to Lincoln Park under the Purchase Agreement and 18,668,942 additional shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $10,250,000 total commitment available to us under the Purchase Agreement. If all of the 20,065,166 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 18.4% of the total number of shares of our common stock outstanding and approximately 23.2% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 20,065,166 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

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The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, upon Commencement, on any business day that we select on which the closing price of our common stock equals or exceeds $0.10 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), we may direct Lincoln Park to purchase up to 100,000 shares of our common stock in a regular purchase on such business day, which is referred to as a Regular Purchase in this prospectus, provided, however, that (i) the Regular Purchase may be increased to up to 150,000 shares, provided that the closing sale price of our common stock is not below $1.00 on the purchase date and (ii) the Regular Purchase may be increased to up to 200,000 shares, provided that the closing sale price of our common stock is not below $1.50 on the purchase date (such share amount limitation, the “Regular Purchase Share Limit”). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $50,000 unless the median aggregate dollar value of the volume of shares of common stock during the 20 consecutive trading day period ending on the date of the applicable Regular Purchase equals or exceeds $100,000, in which case Lincoln Park’s committed obligation under such single Regular Purchase shall not exceed $500,000. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase common stock at an aggregate purchase price equal to or greater than $75,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $75,000.

The purchase price per share for each such Regular Purchase will be equal to the lower of:

•	the lowest sale price for our common stock on the purchase date of such shares; and

•	the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice and the closing price of our common stock on such business day is not less than $0.10 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

•	30% of the aggregate shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Termination Time; and

•	three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

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The purchase price per share for each such Accelerated Purchase will be equal to 93% of the lower of:

•	the volume weighted average price of our common stock during the Accelerated Purchase Termination Time on the applicable Accelerated Purchase date; and

•	the closing sale price of our common stock on the applicable Accelerated Purchase date.

We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day, and provided that the closing price of our common stock on the business day immediately preceding such business day is not less than $0.10 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

•	30% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Termination Time; and

•	three times the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an Additional Accelerated Purchase notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement and the closing sale price of our common stock on the business day immediately preceding the delivery of multiple Additional Accelerated Purchase notices is greater than $0.10.

The purchase price per share for each such Additional Accelerated Purchase will be equal to 93% of the lower of:

•	the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Termination Time on the applicable Additional Accelerated Purchase date; and

•	the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.

In the case of the Initial Purchase, Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

•	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

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•	suspension by our principal market of our common stock from trading for a period of one business day;

•	the de-listing of our common stock from the OTCQB Markets, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American, the NYSE Arca or the OTC Bulletin Board (or nationally recognized successor thereto);

•	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares;

•	any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against us in an involuntary case, (ii) appoints a Custodian for us or for all or substantially all of our property, or (iii) orders the liquidation of us or our subsidiaries;

•	the failure to be insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as reasonably prudent and customary for companies engaged in the businesses in which we and our subsidiaries are engaged, at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of us and our subsidiaries, taken as a whole; or

•	if at any time we are not eligible to transfer our common stock electronically as DWAC shares.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

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Effect of Performance of the Purchase Agreement on Our Stockholders

All 20,065,166 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $10,250,000 of our common stock, which includes the $250,000 initial purchase of shares following execution of the Purchase Agreement. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $10,250,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

On August 13, 2020, our board of directors approved the issuance of 1,396,224 shares of our common stock under the Purchase Agreement and approved the reservation of up to an additional 18,668,942 shares for the future issuance of up to $10,000,000 worth of shares of our common stock under the Purchase Agreement. We would seek additional board of director approval before agreeing to any increase in the value of the shares of common stock we may issue to Lincoln Park under the Purchase Agreement and any such increase would require us and Lincoln Park to enter into a new purchase agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Proceeds from the Sale of Shares to Lincoln Park Under the Purchase Agreement(1)
$0.10		18,668,942	18.4%	$1,866,894
$0.17	(3)	18,668,942	18.4%	$3,192,389
$0.25		18,668,942	18.4%	$4,667,236
$0.50		18,668,942	18.4%	$9,334,471
$1.00		10,000,000	11.3%	$10,000,000
$1.50		6,666,667	8.3%	$10,000,000
(1) Although the Purchase Agreement provides that we may sell up to $10,250,000 of our common stock to Lincoln Park, we are only registering 20,065,166 shares under this prospectus, including 793,802 shares issued to Lincoln Park as a commitment fee and 602,422 shares already sold to Lincoln Park for $250,000 as an initial purchase, which leaves a maximum of 18,668,942 additional shares to be issued for future purchases. Accordingly, depending on the assumed average price per share, we may or may not be able to ultimately sell to Lincoln Park a number of shares of our common stock with a total value of $10,000,000.
(2) The numerator is based on the number of shares issuable at the corresponding assumed purchase price as set forth in the adjacent column plus the 1,396,224 shares already owned by Lincoln Park. The denominator is based on 90,570,202 shares outstanding as of November 23, 2020 plus the number of shares set forth in the adjacent column. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from selling to Lincoln Park the number of shares such that, after giving effect to such sale, Lincoln Park and its affiliates would beneficially own more than 4.99% of the then outstanding shares of our common stock. Assuming the closing stock price of $0.17 per share on November 20, 2020 and the 4.99% limitation mentioned above, the total number of shares we could sell to Lincoln Park would be 3,287,263 for total proceeds of $558,834.
(3) The closing sale price of our shares on November 20, 2020.

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SELLING STOCKHOLDER

The selling stockholder may, from time to time, offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean Lincoln Park Capital Fund, LLC and their respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. The percentages in the table below reflect the shares beneficially owned by the selling stockholder as a percentage of the 90,570,202 shares of common stock outstanding as of November 23, 2020, adjusted as required by rules promulgated by the SEC. These rules attribute beneficial ownership of shares of common stock issuable upon conversion of convertible securities (options and restricted stock units) or upon exercise of warrants that are convertible or exercisable, as applicable, either immediately or on or before the date that is 60 days after November 23, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding such convertible securities or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sell all of the shares of our common stock beneficially owned by them that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

	Beneficial Ownership Prior to this Offering				Beneficial Ownership After this Offering (1)
	Number of Shares Beneficially Owned Before this Offering		%	Shares of Common Stock Being Offered	Number of Shares	%
Lincoln Park Capital Fund, LLC (2)	1,396,224	(3)	1.5 (4)	20,065,166	0	0

(1)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of the selling stockholder, are deemed to be beneficial owners of all of the ordinary shares owned by the selling stockholder. Messrs. Cope and Scheinfeld have shared voting and investment power over the ordinary shares being offered under this prospectus. Neither Lincoln Park Capital, LLC, nor the selling stockholder, is a licensed broker-dealer or an affiliate of a licensed broker-dealer.

(3)	As of the date of this prospectus, 1,396,224 shares of our common stock have been acquired by Lincoln Park under the Purchase Agreement, consisting of 793,802 shares we issued to Lincoln Park as Commitment Shares and 602,422 shares of common stock as Initial Purchase Shares. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of ordinary shares beneficially owned prior to the offering all of the additional ordinary shares that we may issue and sell to Lincoln Park pursuant to the Purchase Agreement from and after Commencement, because the issuance and sale of such ordinary shares to Lincoln Park under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective under the Securities Act. Furthermore, under the terms of the Purchase Agreement, issuances and sales of ordinary shares to Lincoln Park under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(4)	Calculated by dividing (i) the total number of shares of common stock beneficially owned by Lincoln Park on November 23, 2020, which pursuant to Rule 13d-3 under the Exchange Act (A) consists of the 793,802 Commitment Shares issued to Lincoln Park as a commitment fee for making the commitment under the Purchase Agreement and the 602,422 Initial Purchase Shares already sold to Lincoln Park on August 14, 2020 for a total purchase price of $250,000 in an initial purchase under the Purchase Agreement, and (B) excludes the 18,668,942 additional shares which we may sell to Lincoln Park from time to time after Commencement under the Purchase Agreement, by (ii) the number of shares of our common stock outstanding as of November 23, 2020, which includes the 793,802 Commitment Shares and the 602,422 Initial Purchase Shares referred to in clause (i)(A) above.

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PLAN OF DISTRIBUTION

An aggregate of up to 20,065,166 shares of our common stock may be offered by this prospectus by Lincoln Park pursuant to the Purchase Agreement. The common stock may be sold or distributed from time to time by Lincoln Park or A.G.P. directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from Lincoln Park and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Lincoln Park, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

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Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is quoted on the Over the Counter Venture (OTCQB) exchange under the trading symbol “ODYY.”

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share.

Authorized and Issued Stock
	Number of shares at November 23, 2020
Title of Class	Authorized	Outstanding	Reserved

Common stock, par value $0.001 per share	500,000,000	90,570,202	20,065,166

Preferred stock, par value $0.001 per share	100,000,000	-0-	-0-

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2020, as filed with the SEC on November 13, 2020, and “Dividend Policy.”

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. All matters are decided by majority vote other than as required by law and the election of directors. For example, under Nevada law, two-thirds of the voting power of our issued and outstanding stock is required to remove a director, and 60% of the voting power of disinterested shareholders may be required in certain circumstances to approve certain interested transactions. A plurality of votes is sufficient to elect a director at a meeting; election by written consent to fill a vacancy, however, requires a majority vote. There is no cumulative voting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize our board of directors to issue “blank check” preferred stock. The board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. The board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our common stock. See “Item 1A. Risk Factors— Risks Relating to Investors” in our Annual Report on Form 10-K for the year ended July 31, 2020, as filed with the SEC on November 16, 2020.

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As of the date of this prospectus, there are no shares of our preferred stock outstanding.

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

In addition to the control share law, Nevada has a business combination law, which restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

For purposes of Nevada law, an “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Brinen & Associates, LLC.

EXPERTS

The financial statements as of July 31, 2019 and for the period then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of Piercy Bowler Taylor & Kern, Certified Public Accountants, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

The financial statements as of July 31, 2020 and for the period then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of Turner, Stone, & Co., LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules, and amendments) under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of common offered by this prospectus, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, a copy of which has been filed as an exhibit to the registration statement. Whenever this prospectus refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, file, or will file, periodic reports, proxy statements and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference room and the website of the SEC, in each case, referred to below. We also maintain a website at http://www.odysseygi.com/ and make available free of charge through this website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act. We make these reports available through our website as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. The reference to our web address does not constitute incorporation by reference of the information contained in, or that can be accessed through, our website.

You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the registration statement of which this prospectus supplement forms a part, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus supplement have been sold; provided, however, that we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, filed with the SEC on November 16, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended October 31, 2019, filed with the SEC on December 6, 2019 and as amended on Form 10-Q/A on November 13, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended January 31, 2020, filed with the SEC on March 12, 2020 and as amended on Form 10-Q/A on November 13, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended April 30, 2020, filed with the SEC on June 4, 2020 and as amended on Form 10-Q/A on November 13, 2020;

•	our Current Reports on Form 8-K filed on March 11, 2020, March 13, 2020, May 11, 2020, May 18, 2020, May 20, 2020, June 08, 2020, July 21, 2020, August 4, 2020, August 6, 2020, August 14, 2020, August 17, 2020, August 19, 2020, October 15, 2020, October 27, 2020, and November 19, 2020; and

•	the description of our common stock contained in our Registration Statement on Form 8-A12G, filed on August 14, 2020, including any amendments thereto or reports filed for the purposes of updating this description.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You should direct any requests for copies to us at Attention: Secretary, 2372 Morse Ave., Irvine, CA 92614 or you may call us at (619) 832-2900. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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20,065,166 Shares

Common Stock

PROSPECTUS

December 8, 2020